Exhibit 99.1

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Steve Hecht
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) TO BE RELISTED

ON THE NASDAQ NATIONAL MARKET

Denver, CO; January 13, 2006 – Navigant International, Inc., (d/b/a TQ3Navigant - Pink Sheets: FLYR), the second largest provider of corporate travel management services in North America based on airline tickets sold, announced today that Nasdaq has approved its application for relisting its common stock on the Nasdaq National Market. Navigant expects trading in its common shares to begin on the Nasdaq National Market on Tuesday, January 17, 2006 under the symbol “FLYR.”

Edward S. Adams, Chairman and Chief Executive Officer, commented, “We are pleased that Nasdaq has approved our application to be relisted on the Nasdaq National Market as this action marks the completion of the events related to the financial review undertaken in 2005. Importantly, Navigant’s operations have performed well over the last year as we recorded record transactions, maintained high customer retention levels and attracted new business.

“We anticipate the listing will increase our corporate visibility and make it easier for prospective retail and institutional investors to purchase our common stock.”

About Navigant International, Inc.

Denver-based Navigant International, Inc., d/b/a TQ3Navigant, is a global provider of travel management solutions that add significant value by reducing costs, increasing management and control, and improving travel efficiency. The Company delivers integrated travel management solutions blending advanced technology with personalized service and expertise. The Company currently employs approximately 5,200 Associates and has operations in approximately 1,000 locations in 23 countries and U.S. territories.

This news release contains forward-looking statements, including statements about the listing of the Company’s shares on the Nasdaq National market, and the benefits of such listing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility and Term Loan on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war, natural disasters or general economic downturn, modification of agreements with travel vendors or suppliers including any commissions, overrides or incentives, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 26, 2004, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #